Berkshire Hills Bancorp Names New Executives

James “Jim” Brown Named Senior Executive Vice President, Head of Commercial Banking
Philip Jurgeleit Named Executive Vice President, Chief Credit Officer

BOSTON – January 17, 2023 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB), the parent company of Berkshire Bank, a leading socially responsible community bank with financial centers located in New England and New York, today announced that James “Jim” Brown  and Philip Jurgeleit, two experienced commercial banking and credit executives have joined Berkshire in executive management roles. Mr. Brown joins Berkshire as SEVP, Head of Commercial Banking and Mr. Jurgeleit as EVP, Chief Credit Officer.

“We’re pleased to welcome both Mr. Brown and Mr. Jurgeleit to Berkshire in their respective executive leadership roles. Their extensive backgrounds in commercial banking and credit risk will bring valuable perspectives to our strong commercial banking and credit teams, support Berkshire’s Exciting Strategic Transformation (BEST) program and continue to accelerate the progress we’ve made in our performance, customer experience and purpose,” stated Berkshire CEO Nitin Mhatre. “These hires further enhance our existing, talented leadership team, and highlight how Berkshire Bank continues to attract high-quality financial services leaders to accelerate our journey towards becoming a high-performing, leading socially responsible community bank,” added Mhatre.

As SEVP, Head of Commercial Banking, Mr. Brown will oversee all aspects of Berkshire’s commercial banking operations. He will report directly to CEO Nitin Mhatre and replace George Bacigalupo. Mr. Bacigalupo transitioned to the position of Director - Commercial/Enterprise Sales Management effective January 1, 2023 through December 2023 at which time he will retire from his position at the Company and the Bank.

As EVP, Chief Credit Officer, Mr. Jurgeleit will oversee all aspects of the company's credit underwriting, policy, and approval processes. He will report directly to SEVP, Chief Risk Officer, Greg Lindenmuth and replace recently retired Chief Credit Officer Georgia Melas.

                                                                            James “Jim” Brown                                      Philip Jurgeleit

CEO Mhatre added, “In addition to welcoming Mr. Brown and Mr. Jurgeleit to their respective roles, I want to thank George and Georgia for their years of dedicated service to Berkshire, our customers and communities.”

“I’m excited to join the Berkshire organization and work alongside every employee in every location across the footprint to support the growth and success of our clients, employees, shareholders, and communities,” stated Mr. Brown. “The Company has a best-in-class commercial banking franchise and a strong team which I look forward to working together with, to take Berkshire to even greater heights,” added Brown.

EVP Jurgeleit stated, “I’m proud to step into this leadership role at an organization with more than a 176-year history of helping its customers and communities through all economic environments. Berkshire has a strong credit risk management practice with many experienced team members and a supportive culture. I look forward to continuing to find ways to support the credit needs of our borrowers and communities while maintaining disciplined credit decisioning.”

About James “Jim” Brown
Mr. Brown is a high-performing commercial and private banking executive who brings over 30 years of experience to Berkshire. He spent more than 20 years at Boston Private Bank & Trust Company in multiple senior executive roles including Co-President, EVP, Head of Commercial Banking and Credit Administration, and Chief Lending Officer. During his time at Boston Private the Company grew from $500 million in assets to over $10 billion. Mr. Brown remained at the Bank through its acquisition by Silicon Valley Bank as Head of Specialty Commercial within the Private Bank until late 2021. He holds a masters from Boston College and a bachelors from Nichols College. Mr. Brown resides in Sudbury, Massachusetts with his family and serves on the board of trustees at Nichols College.

About Philip Jurgeleit
Mr. Jurgeleit brings more than 30 years of credit and commercial banking expertise to Berkshire, most recently serving as SVP and Senior Director of Credit Risk at Santander Bank where he was responsible for all aspects of credit risk management including credit approval, asset quality, underwriting guidelines, and credit policies for the Middle Market, Mid-Corporate, Asset Based Lending, and Healthcare/Not-for-Profit business units. Prior to serving in that capacity, Mr. Jurgeleit held senior leadership roles at Citizens Bank, Webster Bank and Bank of America. He holds an MBA from the University of Massachusetts and a bachelor’s degree from Bowdoin College. Mr. Jurgeleit resides in Barrington, Rhode Island and serves on the board of The Business Development Company of Rhode Island in Providence, Rhode Island.

ABOUT BERKSHIRE HILLS BANCORP
Headquartered in Boston, Berkshire Hills Bancorp (NYSE:BHLB) is the parent of Berkshire Bank. Founded in 1846, the Bank's vision is to be a high-performing leading socially responsible community bank. It empowers the financial potential of its stakeholders by making banking available where, when, and how it's needed through an uncompromising focus on exceptional customer service, digital banking, and positive community impact. Providing a wide range of financial solutions through its consumer banking, commercial banking and wealth management divisions, the Bank has approximately $11.3 billion in assets and a community-based footprint of 100 financial centers in Massachusetts, New York, Vermont, Connecticut, and Rhode Island. Named one of America’s Most Trusted Companies 2022 by Newsweek, Berkshire is also listed in the Bloomberg Gender-Equality Index and a Best Place to Work for LGBTQ+ Equality. To learn more, follow us on Facebook, Twitter, Instagram, and LinkedIn.

Investor Relations Contacts
Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206

David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973

Media Contact:
Gary Levante, SVP, Corporate Responsibility & Communications
Email: glevante@berkshirebank.com
Tel: (413) 447-1737